Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Access US Oil & Gas, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 Amendment No. 3 of our report dated March 31, 2014 relating to our audits of the balance sheets of Access US Oil & Gas, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from April 23, 2012 (Inception) to December 31, 2013. Our report dated March 31, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

November 7, 2014